UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SUPPORT.COM, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3282005
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

900 Chesapeake Drive, 2nd Floor, Redwood City, CA 94063

(Address of principal executive offices and zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Series A Junior Participating Preferred Stock Purchase Rights	The NASDAQ Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.          ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.                     ☐

Securities Act registration statement file number to which this form relates:	Not applicable
(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None

SUPPORT.COM, INC.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.   Description Of Registrant’s Securities To Be Registered.

Support.com, Inc. (the “Company”) supplements Item 1 to incorporate the following with respect to the rights (the “Series A Purchase Rights”) to purchase Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”) that were issued under the Rights Agreement, dated as of October 13, 2015 (the “Original Rights Agreement”), by and between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”):

On April 20, 2016, the Company and the Rights Agent entered into an amendment to the Original Rights Agreement (the “Amendment No. 1”). The Amendment No. 1 changes the Final Expiration Date (as defined in the “Original Rights Agreement”) of the Series A Purchase Rights from October 10, 2016 to April 20, 2016. As a result, the Series A Purchase Rights expired and the Original Rights Agreement was effectively terminated as of April 20, 2016. A copy of the Amendment No. 1 is filed as Exhibit 4.2 to this Registration Statement on Form 8-A/A and is incorporated herein by reference.

On April 21, 2016, pursuant to Section 151(g) of the Delaware General Corporation Law, the Company caused a Certificate of Elimination of the Series A Preferred Stock (the “Certificate of Elimination”) to be executed and filed with the Secretary of State of the State of Delaware to eliminate the Series A Preferred Stock from the Company’s Restated Certificate of Incorporation and, thereafter, all one hundred fifty thousand (150,000) shares of Series A Preferred Stock previously designated resumed the status of authorized and unissued shares of preferred stock, par value $.0001 per share, of the Company. A copy of the Certificate of Elimination is filed as Exhibit 4.3 to this Registration Statement on Form 8-A/A and is incorporated herein by reference.

Item 2.   Exhibits.

The documents listed below are filed as exhibits to this Registration Statement:

Exhibit No.	Description
4.2	Amendment No. 1, dated as of April 20, 2016, to the Rights Agreement, dated as of October 13, 2015, by and between Support.com, Inc. and Computershare Trust Company, N.A., as Rights Agent.

4.3	Certificate of Elimination of the Series A Preferred Stock filed with the Secretary of State of the State of Delaware on April 21, 2016.
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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SUPPORT.COM, INC.

	By:	/s/ Elizabeth Cholawsky
Elizabeth Cholawsky
Dated: April 21, 2016	President and Chief Executive Officer
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EXHIBIT INDEX

Exhibit No.	Description
4.2	Amendment No. 1, dated as of April 20, 2016, to the Rights Agreement, dated as of October 13, 2015, by and between Support.com, Inc. and Computershare Trust Company, N.A., as Rights Agent.

4.3	Certificate of Elimination of the Series A Preferred Stock filed with the Secretary of State of the State of Delaware on April 21, 2016.
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